Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the previously filed Registration Statement on Form S-8 (File No. 333-161890), the previously filed Registration Statement on Form S-8 (File No. 333-164741), and the previously filed Registration Statement on Form S-3 (File No. 333-187198) of Xplore Technologies Corp. of our report dated July 13, 2018, relating to the consolidated financial statements of Xplore Technologies Corp. and subsidiaries as of March 31, 2018 and for the year ended March 31, 2018, which report appears in this Annual Report on Form 10-K of Xplore Technologies Corp.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
 Houston, Texas
July 13, 2018